Exhibit 99.1

North American Insurance Leaders to

Present at KBW Conference

PR NEWSWIRE

Posted: 2007-09-05 09:10:54

NEW YORK, Sept. 5/PRNewswire-FirstCall/ - North American Insurance Leaders, Inc. (Amex: NAO) will present at the KBW Annual Insurance Conference on September 5, 2007. The webcast can be seen at http://www.kbw.com/news/conferenceInsurance.html.

About North American Insurance Leaders, Inc.

NAO is a special purpose acquisition corporation focused on acquiring businesses in the insurance or insurance related industry. NAO raised net proceeds of approximately $110 million through its initial public offering in March 2006, led by CRT Capital Group LLC. On August 10, North American Insurance Leaders announced the signing of a definitive agreement to purchase the business of Deep South Holding, L.P.

SOURCE North American Insurance Leaders, Inc.